EXHIBIT 10.2


[LOGO] AEGON
       INSURANCE GROUP


                          AMENDMENT NO 1. TO GUARANTEE

BY:

AEGON N.V. (THE "GUARANTOR")

WHEREAS:

(A) Under the terms of that certain Guarantee dated August 1, 2000 (the "GUARANTEE") executed by the Guarantor, the Guarantor has previously agreed to guarantee unconditionally and irrevocably all payments of principal, premium (if any) and interest (if any) due in respect of the notes issued during the term of the Guarantee as part of the USD 4,500,000,000 commercial paper program (the "NOTES") of Transamerica Finance Corporation (the "ISSUER").

(B)      The Guarantor. desires to amend the Guarantee in certain respects.

NOW THIS AMENDMENT NO. 1 TO GUARANTEE WITNESSES AND IT IS HEREBY DECLARED AS
FOLLOWS:

         1. All references in the Guarantee to any "Dealer Agreement" shall mean the Dealer Agreements entered into from time to time by the Issuer, the Guarantor and the dealers named therein relating to the Notes.

         2. All references in the Guarantee to the "Issuing and Paying Agency Agreement" shall mean the Issuing and Paying Agency Agreement dated November 15, 2000 by and between the Issuer and The Chase Manhattan Bank, as issuing and paying agent.

         3. The third paragraph of the text of the Guarantee shall be amended and replaced, to read in its entirety as follows:

                  The Guarantee shall extend to all Notes issued by the Issuer for the period from August 1, 2000 until June 30, 2001 (the "DURATION"). The Guarantee shall continue in full force and effect until all principal, premium and interest (including any additional amounts required to be paid in accordance with the Notes) and all other monies payable in respect of each Note issued - by the Issuer during the Duration of this Guarantee have been paid. The Guarantee may be renewed, in Guarantor's sole discretion, for a specified duration in order to continue to serve in full force and effect for Notes issued by the Issuer after the Duration of this Guarantee. Renewal of the Guarantee will require an amendment to this Guarantee to be issued by the Guarantor on or before June 15, 2001. In the event that the Issuer is no longer an affiliated company of Guarantor, this Guarantee shall automatically terminate and be of no force or effect with respect to all Notes issued subsequent to such event. Any such termination of this Guarantee shall not affect the rights of any holders of Notes issued during the Duration while the Issuer was an affiliated company of Guarantor.

         4. This Amendment No. 1 to Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law provisions, except to authorization and execution by or on behalf of the Guarantor which are required to be governed by the laws of The Netherlands.

         5. Except as amended hereby, the Guarantee remains in full force and effect. Any subsequent references to the Guarantee shall mean the Guarantee as amended hereby.

                                        The Hague, November 23, 2000

                                        AEGON N.V.


                                        By:    /s/ J.B.M. Streppel
                                            ----------------------------------
                                        Name:  J.B.M. Streppel
                                        Title: Member Executive Board


                                       2